Exhibit 99.1

Live Oak Bancshares, Inc. Announces Pricing of Its Initial Public Offering

Wilmington, North Carolina - July 23, 2015 – Live Oak Bancshares, Inc. (“Live Oak”), parent company and registered bank holding company of Live Oak Banking Company, today announced the pricing of its initial public offering of 4,800,000 shares of its voting common stock at a price to the public of $17.00 per share.

The voting common stock has been approved for listing on The Nasdaq Global Select Market and is expected to begin trading on July 23, 2015, under the symbol “LOB.” The offering is expected to close on or about July 28, 2015.

The underwriters have an option to purchase up to an additional 700,000 shares of voting common stock at the initial public offering price, less the underwriting discount, within 30 days from the date of the offering.

Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc., A Stifel Company and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on July 22, 2015 and was amended on July 23, 2015. The registration statement Live Oak has filed with the SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: Sandler O’Neill + Partners, L.P., Attn: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020; emailing syndicate@sandleroneill.com or calling (866) 805-4128, writing to Keefe, Bruyette & Woods, Inc., A Stifel Company, Attn: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or calling (800) 966-1559, or writing to SunTrust Robinson Humphrey, Inc., Attn: Prospectus Department, 3333 Peachtree Road NE, 11th Floor, Atlanta, GA 30326; emailing STRH.Prospectus@suntrust.com or calling (404) 926-5744.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.